EXHIBIT 99

Company Contacts:

MedicalCV, Inc.	Marc P. Flores	Eapen Chacko
(651) 452-3000	President and Chief Executive Officer	Vice President, Finance and CFO

MedicalCV, Inc. Revises Timing Expectations for

Commercial Launch of Minimally Invasive System

MINNEAPOLIS—(BUSINESS WIRE)—December 8, 2006—MedicalCV, Inc. (OTC Bulletin Board: MCVI.OB), www.medcvinc.com, announced today that it has received correspondence from the U.S. Food and Drug Administration commenting on the company’s 510(k) application for its minimally invasive surgical ablation system.  The company expects to respond to such comments within the next 30 days.  As a consequence of the continued review of the company’s application, the company no longer expects to receive 510(k) clearance on a timeline that would permit commercial launch of its minimally invasive system this calendar year.

About MedicalCV, Inc.

MedicalCV, Inc., a cardiovascular surgery device manufacturer, focuses on the development and introduction of products designed to improve patient outcomes through the early treatment of cardiovascular disorders and disease, specifically products used by cardiac surgeons to ablate cardiac tissue as a potential means to treat atrial fibrillation. The Company’s core technology is the AtriLaze™ Cardiac Ablation System for use in cardiac tissue ablation procedures in open-heart surgery. The Company’s common stock is traded on the OTC Bulletin Board under the symbol “MCVI.OB.”